Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 033-62331 and 333-26587 of P. H. Glatfelter Company on Form S-8 of our report dated June 19, 2014, which appears in this Annual Report on Form 11-K of the Glatfelter 401(k) Savings Plan for Hourly Employees for the year ended December 31, 2013.

/s/ ParenteBeard LLC

York, Pennsylvania

June 19, 2014